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                        [SHEARMAN & STERLING LETTERHEAD]

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                                           April 8, 1997                   PARIS
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                                                                WASHINGTON, D.C.

Vornado Realty Trust
Park 80 West, Plaza II
Saddle Brook, NJ  07663

Sullivan & Cromwell
125 Broad Street
New York, NY  10004


                           Alexander's REIT Election
                           -------------------------


Dear Sirs:

          You have requested our opinion in connection with the election by Alexander's, Inc. ("Alexander's") to be treated for Federal income tax purposes as a real estate investment trust (a "REIT"), within the meaning of section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"). We understand that Alexander's has elected to be treated as a REIT initially for its taxable year ended December 31, 1995, and intends to continue to be so treated for subsequent taxable years.

          In rendering this opinion, we have relied upon statements and information contained in Alexander's letter to us, dated the date hereof and delivered in connection with this opinion, and in the Exhibits to such letter (such letter and Exhibits hereinafter referred to as the "Representation Letter"). We have assumed that the statements made in the Representation Letter are true and correct and that the Representation Letter has been executed by appropriate and authorized officers of Alexander's.

          In rendering this opinion, with your permission we have also made the following assumptions:


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     (a) Alexander's has made a valid election to be taxed as a REIT for its taxable year ended December 31, 1995, which election has not been, and will not be, revoked or terminated.

     (b) Since January 1, 1995, the outstanding shares of Alexander's have been held by at least 100 or more persons, and such shares will continue to be held by 100 or more persons.

     (c) Not more than 50 percent in value of the outstanding shares of Alexander's have been or will be owned directly or indirectly, actually or constructively (within the meaning of section 542(a)(2) of the Code, as modified by section 856(h) of the Code), by five or fewer individuals (or entities treated as individuals for purposes of section 856(h) of the Code), during the second half of every taxable year following the taxable year ended December 31, 1995.

     (d) Alexander's will not receive or accrue (and since January 1, 1995, has not received or accrued) any amount from (i) any corporation in which it owns (or since July 1, 1994, has owned) 10 percent or more of the total combined voting power of all shares of stock entitled to vote or 10 percent or more of the total number of shares of all classes of stock of such corporation, or (ii) any unincorporated entity in which it owns (or since July 1, 1994, has owned) an interest of 10 percent or more in the assets or net profits of such person. For purposes of this assumption, ownership is determined in accordance with section 856(d)(5) of the Code.

     (e) Alexander's has requested and maintained, and will continue to request and maintain, records concerning ownership of its outstanding shares in accordance with section 857(a)(2) of the Code and section 1.857-8 of the Treasury Regulations.

     (f) Alexander's has made and will make distributions to its stockholders sufficient to meet the 95 percent distribution requirements of section 857(a)(1) of the Code for the taxable year for which the REIT election was made and every subsequent taxable year.

     (g) For its taxable year ended December 31, 1995, Alexander's had a deficit in earnings and profits (as defined in the Code) in excess of its accumulated earnings and profits (if any) as of the close of its taxable year ended December 31, 1994.

     Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we are of the opinion that Alexander's has been organized and operated in


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conformity with the requirements for qualification as a REIT under the
Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

     Qualification of Alexander's as a REIT will depend upon the satisfaction by Alexander's and its subsidiaries (the "Company"), through actual operating results, distribution levels, diversity of stock ownership and otherwise, of the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT. No assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy all such requirements. We do not undertake to monitor whether the Company will actually satisfy the various qualification tests, and we express no opinion whether the Company actually will satisfy these various qualification tests in the future.

     This opinion is based on current Federal income tax law, and we do not undertake to advise you as to future changes in Federal income tax law that may affect this opinion unless we are specifically engaged to do so. This opinion relates solely to Federal income tax law, and we do not undertake to render any opinion as to the taxation of the Company under any state or local corporate franchise or income tax law. Furthermore, this opinion is rendered solely for your benefit and is not to be relied upon by any other person without our prior written consent.

     We hereby consent to (i) the use of our name and the making of statements with respect to us as set forth under the heading "Certain Federal Income Tax Considerations" in the Prospectus Supplement of Vornado Realty Trust dated April 3, 1997 and (ii) the incorporation by reference of this opinion into Registration Statement No. 33-62395 and into Registration Statement No. 333-09159. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                            Very truly yours,



                                             Shearman & Sterling